` Exhibit 99.1
For Immediate Release:
UPBOUND GROUP, INC. REPORTS FIRST QUARTER 2023 RESULTS

Total Revenue of $1.016 Billion
GAAP Diluted EPS of $0.84; Non-GAAP Diluted EPS $0.83
$105.4 Million of Cash From Operations; $95.9 Million of Free Cash Flow
Consolidated Skip-Stolen Loss Rate Improved 150 bps Year-Over-Year
Raises Full Year 2023 Targets for Adjusted EBITDA and Non-GAAP EPS
__________________________________________________________
Plano, Texas, May 4, 2023 - Upbound Group, Inc. (the "Company" or "Upbound") (NASDAQ:UPBD) today announced results for the quarter ended March 31, 2023.

"The first quarter was a promising start to the year for the Company. Although external conditions remain uncertain our businesses performed better than expected. Demand for our leasing solutions and top line trends at both the Rent-A-Center Business and Acima segments were consistent with our outlook despite a muted tax season, while effective underwriting and account management drove sequential improvement in loss rates. These factors, combined with cost management efforts, contributed to first quarter Non-GAAP earnings per share that exceeded the assumptions underlying our 2023 outlook," said CEO Mitch Fadel.

"Looking forward to the rest of the year, we remain cautiously optimistic. Considering our performance so far this year, the health of our portfolio following a year of tighter underwriting standards and our assessment of the still uncertain external environment, we are raising our full-year 2023 Adjusted EBITDA and Non-GAAP EPS outlook,” concluded Mr. Fadel.
First Quarter Consolidated Results

•First quarter 2023 consolidated revenues of $1.016 billion decreased 12.4% year-over-year, with rentals and fees revenue and merchandise sales revenue contributing similar amounts to the decrease. Rentals and fees revenues decreased 8.6%, primarily due to a lower lease portfolio value for the Acima Segment in the current year period. Merchandise sales revenue decreased 30.0%, primarily due to fewer customers electing early payouts at both segments potentially attributable to lower tax refunds this year.

•GAAP operating loss for the first quarter of 2023 was $35.1 million and included $127.6 million of pre-tax costs relating to special items described below, compared to $11.0 million of GAAP operating profit and $70.1 million of pre-tax costs relating to special items in the prior year period. The decrease in GAAP operating profit was primarily attributable to higher stock compensation expense related to the accelerated vesting of restricted stock agreements issued to the former owners of Acima Holdings. GAAP operating profit margin for the first quarter of 2023 was (3.5%), compared to 1.0% in the prior year period. The year-over-year increase in GAAP operating profit, excluding special items, for the first quarter of 2023 was primarily due to improved gross margin and loss rates for the Acima Segment, partially offset by lower revenue and higher loss rates for the Rent-A-Center Business segment.

•Adjusted EBITDA for the first quarter of 2023 increased 12.1% year-over-year to $111.5 million, primarily due to improved gross margin and loss rates for the Acima Segment, partially offset by lower revenue and higher loss rates for the Rent-A-Center Business segment. First quarter 2023 Adjusted EBITDA margin of 11.0% increased 240 basis points compared to the prior year period due to the items noted above that affected the year-over-year change in Adjusted EBITDA.

•GAAP diluted earnings per share for the first quarter of 2023 was $0.84 compared to a $0.08 loss per share in the prior year period. Non-GAAP diluted earnings per share, which excludes the impact of special items described below, for the first quarter of 2023 was $0.83 compared to $0.74 in the prior year period.
First Quarter Segment Highlights

Rent-A-Center Business Segment: First quarter 2023 revenues of $485.0 million decreased 6.5% year-over-year with a 6.6% decrease in same-store sales that was primarily attributable to lower rentals and fee revenues resulting from a smaller lease portfolio value compared to the prior year period. Merchandise sales revenue also decreased year-over-year, primarily due to fewer customers electing early payout options. At the end of the first quarter, the segment lease portfolio value was 3.2% lower than the prior year period. E-commerce accounted for approximately 25% of revenue in our lease-to-own stores in the first quarter, compared to approximately 23% in the prior year period.

Skip/stolen losses in our lease to own stores were 4.8% of revenue in the first quarter of 2023 compared to 3.9% in the prior year period and 5.8% in the fourth quarter of 2022. On a GAAP basis, segment operating profit in the quarter was $69.0 million with an operating profit margin of 14.2%, compared to $100.2 million and 19.3% in the first quarter of 2022. Adjusted EBITDA in the quarter was $73.9 million with an Adjusted EBITDA margin of 15.2%, compared to $107.4 million and 20.7% in the first quarter of 2022. The year-over-year decline in Adjusted EBITDA and Adjusted EBITDA margin was primarily attributable to lower revenues and higher loss rates, both of which are attributable to pressure on customers' discretionary income. As of March 31, 2023, the Rent-A-Center segment had 1,850 company-operated locations.

Acima Segment: First quarter 2023 GMV decreased 12.6% year-over-year due to fewer lease applications compared to the prior year period that resulted from lower durable goods demand at merchant partners. We believe this was mainly attributable to pressure on consumer discretionary income and demand pulled forward with stimulus programs in 2020 and 2021. First quarter revenues of $483.8 million decreased 19.3% year-over-year, on lower rentals and fees revenue and lower merchandise sales revenue. The decrease in rentals and fees revenue was primarily due to fewer open lease agreements during the current year period for the same reasons as described above. The decrease in merchandise sales revenues was primarily attributable to year-over-year decreases in GMV and fewer customers electing early payout options in the current year period.

Skip/stolen losses improved 370 bps to 8.9% of revenue in the first quarter of 2023 compared to 12.6% in the prior year period. Skip/stolen losses for just the virtual business was 7.7% in first quarter of 2023, which is within the 6% - 8% long-term target range we initially identified in 2021. On a GAAP basis, first quarter of 2023 segment operating profit was $53.9 million with an operating profit margin of 11.1%, compared to $9.6 million and 1.6% in the first quarter of 2022. Adjusted EBITDA was $68.6 million with an Adjusted EBITDA margin of 14.2% in the first quarter of 2023, compared to $29.0 million and 4.8% in the first quarter of 2022. The increase in Adjusted EBITDA was primarily attributable to fewer customers electing early payouts and lower loss rates compared to the prior year period.

Franchising Segment: First quarter 2023 revenues of $29.8 million increased 14.0% year-over-year due to higher inventory purchases per store. Segment operating profit, on a GAAP basis, and Adjusted EBITDA were each $4.8 million in the first quarter and decreased slightly compared to the prior year period. As of March 31, 2023, there were 440 franchise-operated locations.

Mexico Segment: First quarter 2023 revenues of $17.4 million increased 1.1% year-over-year on a constant currency basis. Segment operating profit, on a GAAP basis, and Adjusted EBITDA were approximately $1.0 million and $1.2 million, respectively. As of March 31, 2023, the Mexico business had 126 company-operated locations.

Corporate Segment: First quarter 2023 GAAP basis expenses increased 55.0% primarily due to higher stock compensation expense related to the accelerated vesting of restricted stock agreements issued to the former owners of Acima Holdings. Non-GAAP basis expenses decreased $7.6 million year-over-year or 13.1%, primarily due to lower payroll costs and professional fees compared to the prior year period. Excluding the impact of stock based compensation and depreciation, expenses decreased 16.0% year-over year.

Key Metrics

Table 1	Q1 2023	Q1 2022	Q4 2022
Metrics ($'s Millions - except per share & store count data)
Consolidated
Revenue	$1,016.1	$1,159.7	$990.5
GAAP Operating (Loss) Profit	$(35.1)	$11.0	$42.3
Adj. EBITDA (1)	$111.5	$99.5	$110.1
Skip / Stolen Loss Rate (4)	7.1%	8.6%	7.5%
Adj. EBITDA Margin (1)	11.0%	8.6%	11.1%
GAAP Operating Expenses as % of Total Revenue	53.3%	46.1%	45.7%
GAAP Diluted EPS	$0.84	$(0.08)	$0.05
Non-GAAP Diluted EPS (1)	$0.83	$0.74	$0.86
Operating Cash Flow	$105.4	$205.3	$56.4
Free Cash Flow (1)	$95.9	$188.9	$44.4

Rent-A-Center Business Segment
Lease Portfolio - Monthly Value (as of period end) (2)	$140.2	$144.9	$142.8
Lease Portfolio Value (Y/Y % Change - as of period end) (2)	(3.2)%	5.6%	(4.7)%
Same Store Sales (Y/Y % Change) (3)	(6.6)%	(1.1)%	(8.1)%
Revenue	$485.0	$518.5	$467.4
GAAP Operating Profit	$69.0	$100.2	$63.2
Adj. EBITDA (1)	$73.9	$107.4	$68.3
Adj. EBITDA Margin (1)	15.2%	20.7%	14.6%
Skip / Stolen Loss Rate (4)	4.8%	3.9%	5.8%
30+ Day Past Due Rate (5)	3.0%	2.6%	3.5%
Corporate Owned Store Count (U.S. & PR - as of period end)	1,850	1,852	1,851

Acima Business Segment
GMV (6)	$348.2	$398.3	$399.5
GMV (Y/Y % Change) (6)	(12.6)%	(21.2)%	(23.4)%
Revenue	$483.8	$599.4	$476.3
GAAP Operating Profit	$53.9	$9.6	$57.0
Adj. EBITDA (1)	$68.6	$29.0	$71.7
Adj. EBITDA Margin (1)	14.2%	4.8%	15.0%
Skip / Stolen Loss Rate (4)	8.9%	12.6%	8.9%
60+ Day Past Due Rate (7)	13.8%	14.4%	13.9%
(1) Non-GAAP financial measure. Refer to the explanations and reconciliations elsewhere in this release.
(2) Lease Portfolio Value: Represents the aggregate dollar value of the expected monthly rental income associated with current active lease agreements from our Rent-A-Center Business stores and e‑commerce platform at the end of any given period.
(3) Same Store Sales (SSS): Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 30th full month following account transfer.
(4) Skip / Stolen Loss Rate: Represents charge-offs of the depreciated value of unrecoverable on-rent merchandise with lease-to-own customers who are past due as a percentage of revenues. For the Rent-A-Center Business Segment skip / stolen losses excludes the Get It Now and Home Choice lines of business.
(5) 30+ Days Past Due Rate: Defined as the average number of accounts 30+ days past due as a % of total open leases.
(6) Gross Merchandise Volume (GMV): The Company defines Gross Merchandise Volume as the retail value in U.S. dollars of merchandise acquired by the Company that is leased to customers through a transaction that occurs within a defined period, net of cancellations.
(7) 60+ Days Past Due Rate: Defined as the average number of accounts 60+ days past due as a % of total open leases.

Full Year 2023 Guidance
The Company is providing the following guidance for its 2023 fiscal year. Because of the inherent uncertainty related to the special items identified in the tables below, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort. The actual amount of these items during 2023 may have a significant impact on our future GAAP results.

Table 2
Guidance	Full Year 2023 Updated	Full Year 2023 Prior
Consolidated (1)
Revenues ($'s billion)	$3.8 - $4.0	$3.8 - $4.0
Adjusted EBITDA Excluding Stock Based Compensation (2) ($'s million)	$395 - $435	$380 - $415
Non-GAAP Diluted Earnings Per Share (2)(3)	$2.70 - $3.20	$2.50 - $3.00
Free Cash Flow (2) ($'s million)	$200 - $235	$180 - $215

(1) Consolidated includes Acima, Rent-A-Center Business, Franchising, Mexico and Corporate Segments.
(2) Non-GAAP financial measure. See descriptions below in this release. Adjusted EBITDA figures exclude stock based compensation beginning with the first quarter of 2022.
(3) Non-GAAP diluted earnings per share excludes the impact of incremental depreciation and amortization related to the estimated fair value of acquired Acima assets, stock compensation expense associated with the Acima Acquisition equity consideration, which is subject to vesting conditions, and one-time transaction and integration costs related to the Acima Acquisition. Guidance excludes the impact of any future share repurchases.
Webcast Information
Upbound Group, Inc. will host a conference call to discuss the first quarter results, guidance and other operational matters on the morning of Thursday, May 4, 2023, at 9:00 a.m. ET. For a live webcast of the call, visit https://investor.upbound.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Participants can access the call by phone via this link (registration link), where the dial-in details will be provided.
Investor Day Event

Upbound Group, Inc. will host its Investor Day on Wednesday, May 24, 2023, in New York City. The event will feature presentations from senior leadership highlighting the Company’s strong underlying fundamentals, progress since the transformational acquisition of Acima Holdings in February 2021 and go-forward strategy. The event is scheduled to start at 10:00 am (ET) and conclude at 1:00 pm (ET). A live webcast will be available through the investor relations website at https://investor.upbound.com.
About Upbound Group, Inc.
Upbound Group, Inc. (NASDAQ: UPBD) is an omni-channel platform company committed to elevating financial opportunity for all through innovative, inclusive, and technology-driven financial solutions that address the evolving needs and aspirations of consumers. The Company’s customer-facing operating units include industry-leading brands such as Rent-A-Center® and Acima® that facilitate consumer transactions across a wide range of store-based and digital retail channels, including over 2,400 company branded retail units across the United States, Mexico and Puerto Rico. Upbound Group, Inc. is headquartered in Plano, Texas. For additional information about the Company, please visit our website Upbound.com.

Forward-Looking Statements
This press release, and the guidance above and the Company's related conference call contain forward-looking statements that involve risks and uncertainties. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "maintain," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology and including, among others, statements concerning (i) the Company's guidance for 2023 and future outlook, (ii) the impact of ongoing challenging macro-economic conditions on the Company's business operations, financial performance, and prospects, (iii) the future business prospects and financial performance of the Company following the acquisition of Acima Holdings, LLC ("Acima Holdings"), (iv) cost and revenue synergies and other benefits expected to result from the Acima Holdings acquisition, (v) the Company's expectations, plans and strategy relating to its capital structure and capital allocation, including any share repurchases under the Company's share repurchase program, and (vi) other statements that are not historical facts. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially and adversely from such statements. Factors that could cause or contribute to these differences include, but are not limited to: (1) risks relating to the Acima Holdings acquisition, (2) the impact of the COVID-19 pandemic and subsequent post pandemic impacts and related government and regulatory restrictions issued to combat the pandemic, including adverse changes in such restrictions, the expiration of governmental stimulus programs, and impacts on (i) demand for the Company's lease-to-own products offered in the Company's operating segments, (ii) the Company's Acima retail partners, (iii) the Company's customers and their willingness and ability to satisfy their lease obligations, (iv) the Company's suppliers' ability to satisfy its merchandise needs and related supply chain disruptions, (v) the Company's employees, including the ability to adequately staff its operating locations, (vi) the Company's financial and operational performance, and (vii) the Company's liquidity; (3) the general strength of the economy and other economic conditions affecting consumer preferences and spending, including the availability of credit to the Company's target consumers and to other consumers, impacts from the continued inflation, central bank monetary policy initiatives to address inflation concerns and possible recession or slowdown in economic growth; (4) factors affecting the disposable income available to the Company's current and potential customers; (5) changes in the unemployment rate; (6) capital market conditions, including availability of funding sources for the Company; (7) changes in the Company's credit ratings; (8) difficulties encountered in improving the financial and operational performance of the Company's business segments; (9) risks associated with pricing changes and strategies being deployed in the Company's businesses; (10) the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; (11) the Company's ability to continue to effectively execute its strategic initiatives, including mitigating risks associated with any potential mergers and acquisitions, or refranchising opportunities; (12) the Company's ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies; (13) failure to manage the Company's store labor and other store expenses, including merchandise losses; (14) disruptions caused by the operation of the Company's store information management systems or disruptions in the systems of the Company's host retailers; (15) risks related to the Company's virtual lease-to-own business, including the Company's ability to continue to develop and successfully implement the necessary technologies; (16) the Company's ability to achieve the benefits expected from its integrated virtual and staffed retail partner offering and to successfully grow this business segment; (17) exposure to potential operating margin degradation due to the higher cost of merchandise in the Company's Acima offering and higher merchandise losses than compared to our Rent-A-Center Business segment; (18) the Company's transition to more-readily scalable, “cloud-based” solutions; (19) the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; (20) the Company's ability to protect its proprietary intellectual property; (21) the Company's ability or that of the Company's host retailers to protect the integrity and security of customer, employee and host retailer information, which may be adversely affected by hacking, computer viruses, or similar disruptions; (22) impairment of the Company's goodwill or other intangible assets; (23) disruptions in the Company's supply chain; (24) limitations of, or disruptions in, the Company's distribution network; (25) rapid inflation or deflation in the prices of the Company's products and other related costs; (26) allegations of product safety and quality control issues, including recalls; (27) the Company's ability to execute, as well as, the effectiveness of store consolidations, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; (28) the Company's available cash flow and its ability to generate sufficient cash flow to continue paying dividends; (29) increased competition from traditional competitors, virtual lease-to-own competitors, online retailers, Buy-Now-Pay-Later and other fintech companies and other competitors, including subprime lenders; (30) the Company's ability to identify and successfully market products and services that appeal to its current and future targeted customer segments and to accurately estimate the size of the total addressable market; (31) consumer preferences and perceptions of the Company's brands; (32) the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; (33) the Company's ability to enter into new, and collect on, its rental or lease purchase agreements; (34) changes in the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's business, including any legislative or regulatory enforcement efforts that seek to re-characterize store-based or virtual lease-to-own transactions as credit sales and to apply consumer credit laws and regulations to the Company's business; (35) the Company's compliance with applicable statutes or regulations governing its businesses; (36) changes in interest rates; (37) changes in tariff policies; (38) adverse changes in the economic conditions of the industries, countries or markets that the Company serves; (39) information technology and data security costs; (40) the impact of any breaches in data security or other disturbances to the Company's information technology and other networks (41) changes in estimates relating to self-insurance liabilities, and income tax and litigation reserves; (42) changes in the Company's effective tax rate; (43) fluctuations in foreign currency exchange rates; (44) the Company's ability to maintain an effective system of internal controls; (45) litigation or administrative proceedings to which the Company is or may be a party to from time to time; and (46) the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2022 and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Investors:
Upbound Group, Inc.
Brendan Metrano
VP, Investor Relations
972-801-1280
brendan.metrano@upbound.com

Upbound Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 3	Three Months Ended March 31,
(In thousands, except per share data)	2023	2022
Revenues
Store
Rentals and fees	$806,717	$883,047
Merchandise sales	162,989	232,881
Installment sales	15,847	17,089
Other	1,445	1,290
Total store revenues	986,998	1,134,307
Franchise
Merchandise sales	22,827	18,521
Royalty income and fees	6,236	6,894
Total revenues	1,016,061	1,159,722
Cost of revenues
Store
Cost of rentals and fees	297,146	338,633
Cost of merchandise sold	184,260	250,331
Cost of installment sales	5,619	5,921
Total cost of store revenues	487,025	594,885
Franchise cost of merchandise sold	22,772	18,742
Total cost of revenues	509,797	613,627
Gross profit	506,264	546,095
Operating expenses
Store expenses
Labor	156,489	166,603
Other store expenses	196,711	227,369
General and administrative expenses	47,726	56,403
Depreciation and amortization	12,881	14,529
Other charges	127,570	70,148
Total operating expenses	541,377	535,052
Operating (loss) profit	(35,113)	11,043
Interest expense	28,100	18,970
Interest income	(420)	(45)
Loss before income taxes	(62,793)	(7,882)
Income tax benefit	(110,123)	(3,645)
Net earnings (loss)	$47,330	$(4,237)
Basic weighted average shares	55,157	53,751
Basic earnings (loss) per common share	$0.86	$(0.08)
Diluted weighted average shares	56,437	53,751
Diluted earnings (loss) per common share	$0.84	$(0.08)

Upbound Group, Inc. and Subsidiaries

SELECTED BALANCE SHEETS HIGHLIGHTS - UNAUDITED

Table 4	March 31,
(In thousands)	2023	2022
Cash and cash equivalents	$171,698	$95,684
Receivables, net	101,772	121,185
Prepaid expenses and other assets	44,833	47,460
Rental merchandise, net
On rent	943,487	1,017,485
Held for rent	126,762	127,663
Operating lease right-of-use assets	300,731	299,109
Goodwill	289,750	289,761
Total assets	2,741,125	2,777,121

Operating lease liabilities	$304,063	$301,047
Senior debt, net	889,950	964,113
Senior notes, net	438,440	436,460
Total liabilities	2,070,783	2,254,063
Stockholders' equity	670,342	523,058

Upbound Group, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 5	Three Months Ended March 31,
(In thousands)	2023	2022
Revenues
Rent-A-Center Business	$485,008	$518,505
Acima	483,847	599,377
Mexico	17,430	15,712
Franchising	29,776	26,128
Total revenues	$1,016,061	$1,159,722

Table 6	Three Months Ended March 31,
(In thousands)	2023	2022
Gross profit
Rent-A-Center Business	$331,725	$363,380
Acima	155,144	164,228
Mexico	12,391	11,101
Franchising	7,004	7,386
Total gross profit	$506,264	$546,095

Table 7	Three Months Ended March 31,
(In thousands)	2023	2022
Operating (loss) profit
Rent-A-Center Business	$68,961	$100,176
Acima	53,870	9,600
Mexico	995	2,066
Franchising	4,760	4,790
Total segments	128,586	116,632
Corporate	(163,699)	(105,589)
Total operating (loss) profit	$(35,113)	$11,043

Table 8	Three Months Ended March 31,
(In thousands)	2023	2022
Depreciation and amortization
Rent-A-Center Business	$4,970	$6,413
Acima	427	582
Mexico	242	149
Franchising	38	37
Total segments	5,677	7,181
Corporate	7,204	7,348
Total depreciation and amortization	$12,881	$14,529

Table 9	Three Months Ended March 31,
(In thousands)	2023	2022
Capital expenditures
Rent-A-Center Business	$2,977	$13,408
Acima	58	46
Mexico	716	222
Franchising	1	112
Total segments	3,752	13,788
Corporate	5,782	2,615
Total capital expenditures	$9,534	$16,403

Table 10	On lease at March 31,		Held for lease at March 31,
(In thousands)	2023	2022	2023	2022
Lease merchandise, net
Rent-A-Center Business	$450,162	$455,828	$116,936	$117,617
Acima	472,550	542,437	605	1,159
Mexico	20,775	19,220	9,221	8,887
Total lease merchandise, net	$943,487	$1,017,485	$126,762	$127,663

Table 11	March 31,
(In thousands)	2023	2022
Assets
Rent-A-Center Business	$1,003,245	$1,003,246
Acima	1,135,502	1,287,869
Mexico	53,854	43,243
Franchising	18,009	15,904
Total segments	2,210,610	2,350,262
Corporate	530,515	426,859
Total assets	$2,741,125	$2,777,121

Non-GAAP Financial Measures
This release and the Company's related conference call contain certain financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (GAAP), including (1) Non-GAAP diluted earnings per share (net earnings or loss, as adjusted for special items (as defined below), net of taxes, divided by the number of shares of our common stock on a fully diluted basis), (2) Adjusted EBITDA (net earnings before interest, taxes, stock-based compensation, depreciation and amortization, as adjusted for special items) on a consolidated and segment basis, (3) Free Cash Flow (net cash provided by operating activities less capital expenditures), (4) Adjusted EBITDA margin on a consolidated and segment basis, and (5) net debt to Adjusted EBITDA ratio. “Special items” refers to certain gains and charges we view as extraordinary, unusual or non-recurring in nature or which we believe do not reflect our core business activities. For the periods presented herein, these special items are described in the quantitative reconciliation tables included below in this release. Because of the inherent uncertainty related to these special items, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort.
These non-GAAP measures are additional tools intended to assist our management in comparing our performance on a more consistent basis for purposes of business decision-making by removing the impact of certain items management believes do not directly reflect our core operations. These measures are intended to assist management in evaluating operating performance and liquidity, comparing performance and liquidity across periods, planning and forecasting future business operations, helping determine levels of operating and capital investments and identifying and assessing additional trends potentially impacting our Company that may not be shown solely by comparisons of GAAP measures. Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.
We believe these non-GAAP financial measures also provide supplemental information that is useful to investors, analysts and other external users of our consolidated financial statements in understanding our financial results and evaluating our performance and liquidity from period to period. However, non-GAAP financial measures have inherent limitations and are not substitutes for, or superior to, GAAP financial measures and they should be read together with, our consolidated financial statements prepared in accordance with GAAP. Further, because non-GAAP financial measures are not standardized, it may not be possible to compare such measures to the non-GAAP financial measures presented by other companies, even if they have the same or similar names.
Reconciliation of net earnings to net earnings excluding special items and non-GAAP diluted earnings per share:

Table 12	Three Months Ended March 31, 2023
(In thousands)	Gross Profit	Operating (Loss) Profit	(Loss) Earnings Before Income Tax	Tax (Benefit) Expense	Net Earnings	Diluted Earnings per Share
GAAP Results	$506,264	$(35,113)	$(62,793)	$(110,123)	$47,330	$0.84
Plus: Special Items
Acima equity consideration vesting(1)	—	109,473	109,473	108,767	706	0.01
Acima acquired assets depreciation and amortization (2)	—	18,234	18,234	18,116	118	—
Legal settlement	—	(437)	(437)	(434)	(3)	—
Legal settlement reserves	—	300	300	298	2	—
Discrete income tax items	—	—	—	1,125	(1,125)	(0.02)
Non-GAAP Adjusted Results	$506,264	$92,457	$64,777	$17,749	$47,028	$0.83
(1) Stock compensation expense recognized during the three months ended March 31, 2023 related to Acima equity consideration includes $78.4 million attributable to the acceleration of restricted stock agreement vesting provisions, primarily related to Aaron Allred's transition from Executive Vice President of Acima to an advisory role.
(2) Includes amortization of approximately $14.2 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $4.0 million.

Table 13	Three Months Ended March 31, 2022
(In thousands)	Gross Profit	Operating Profit	(Loss) Earnings Before Income Tax	Tax (Benefit) Expense	Net (Loss) Earnings	Diluted (Loss) Earnings per Share
GAAP Results	$546,095	$11,043	$(7,882)	$(3,645)	$(4,237)	$(0.08)
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	36,559	36,559	10,099	26,460	0.44
Acima acquired assets depreciation and amortization (1)	(2,853)	23,238	23,238	6,420	16,818	0.28
Asset disposals	—	4,238	4,238	1,171	3,067	0.05
Cost savings initiatives	—	2,197	2,197	607	1,590	0.03
Legal settlement reserves	—	715	715	198	517	0.01
Store closure costs	—	500	500	138	362	0.01
Acima transaction costs	—	187	187	52	135	—
Other	—	(339)	(339)	(94)	(245)	—
Non-GAAP Adjusted Results	$543,242	$78,338	$59,413	$14,946	$44,467	$0.74
(1) Includes amortization of approximately $22.1 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $4.0 million.

Reconciliation of operating profit (loss) to Adjusted EBITDA (consolidated and by segment):

Table 14	Three Months Ended March 31, 2023
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$68,961	$53,870	$995	$4,760	$(163,699)	$(35,113)
Plus: Amortization, Depreciation	4,970	427	242	38	7,204	12,881
Plus: Stock-based compensation	—	—	—	—	6,208	6,208
Plus: Special Items
Acima equity consideration vesting(1)	—	—	—	—	109,473	109,473
Acima acquired assets depreciation and amortization (2)	—	14,262	—	—	3,972	18,234
Legal settlement	—	—	—	—	(437)	(437)
Legal settlement reserves	—	—	—	—	300	300
Adjusted EBITDA	$73,931	$68,559	$1,237	$4,798	$(36,979)	$111,546
(1) Stock compensation expense recognized during the three months ended March 31, 2023 related to Acima equity consideration includes $78.4 million attributable to the acceleration of restricted stock agreement vesting provisions, primarily related to Aaron Allred's transition from Executive Vice President of Acima to an advisory role.
(2) Includes amortization of approximately $14.2 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $4.0 million.

Table 15	Three Months Ended March 31, 2022
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$100,176	$9,600	$2,066	$4,790	$(105,589)	$11,043
Plus: Amortization, Depreciation	6,413	582	149	37	7,348	14,529
Plus: Stock-based compensation	—	—	—	—	6,630	6,630
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	—	—	—	36,559	36,559
Acima acquired assets depreciation and amortization (1)	—	19,266	—	—	3,972	23,238
Asset disposals	—	—	—	—	4,238	4,238
Cost savings initiatives	116	(404)	—	—	2,485	2,197
Store closure costs	715	—	—	—	—	715
Legal settlement reserves	—	—	—	—	500	500
Acima Transaction costs	—	—	—	—	187	187
Other	—	—	—	—	(339)	(339)
Adjusted EBITDA	$107,420	$29,044	$2,215	$4,827	$(44,009)	$99,497
(1) Includes amortization of approximately $22.1 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $4.0 million.

Reconciliation of net cash provided by operating activities to free cash flow:

Table 16	Three Months Ended March 31,
(In thousands)	2023	2022
Net cash provided by operating activities	$105,417	$205,291
Purchase of property assets	(9,534)	(16,403)
Free cash flow	$95,883	$188,888